News Release
For investor and media inquiries please contact: Steve E. Kunszabo Director, Investor Relations 732-556-2220

Darren C. Battistoni to Join Centennial Communications’ Board of Directors

Wall, N.J. – Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today announced that James R. Matthews, formerly a general partner of Welsh, Carson, Anderson & Stowe, has resigned from Centennial’s Board of Directors upon joining Evercore Partners as Co-Head of Private Equity. Darren C. Battistoni has been named to serve the remainder of Mr. Matthews’ term.

Mr. Battistoni is currently a Senior Associate with Welsh, Carson, Anderson & Stowe. Prior to joining Welsh, Carson, Anderson & Stowe in 2004, he was an investment-banking analyst at Credit Suisse for two years. He is also a director of several private companies.

“On behalf of our management team, I would like to thank Jim for his many years of dedication to Centennial,” said Michael J. Small, Chief Executive Officer. “I am delighted to welcome Darren to the Centennial family, and we look forward to his contributions as we continue to grow our businesses.”

ABOUT CENTENNIAL

Centennial Communications (NASDAQ: CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 387,500 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/.

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